EXHIBIT 10.27

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (this “Agreement”) is made as of May 28, 2004, by and between NEUTRAL TANDEM, INC., a Delaware corporation (“Grantor”), and VENTURE LENDING & LEASING IV, INC., a Maryland corporation (“Secured Party”).

RECITALS

A. Pursuant to a Loan and Security Agreement of even date herewith (the “Loan Agreement”) between Grantor, as borrower, and Secured Party, as lender, Secured Party has agreed to make certain advances of money and to extend certain financial accommodations to Grantor (the “Loans”) in the amounts and manner set forth in the Loan Agreement. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B. Secured Party is willing to make the Loans to Grantor, but only upon the condition, among others, that Grantor shall grant to Secured Party a security interest in substantially all of Grantor’s personal property whether presently existing or hereafter acquired. To that end, Grantor has executed in favor of Secured Party the Loan Agreement granting a security interest in all Collateral, and is executing this Agreement with respect to certain items of Intellectual Property, in particular.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Grant of Security Interest. As collateral security for the prompt and complete payment and performance of all of Grantor’s present or future Obligations, Grantor hereby grants a security interest and mortgage to Secured Party, as security, in and to Grantor’s entire right, title and interest in, to and under the following Intellectual Property, now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest (all of which shall collectively be called the “Collateral” for purposes of this Agreement):

(a) Any and all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or of any other country; all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, and State thereof or any other country; all continuations, renewals, or extensions thereof; and any registrations to be issued under any pending applications, including without limitation those set forth on Exhibit A attached hereto (collectively, the “Copyrights”);

(b) All letters patent of, or rights corresponding thereto in, the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto in, the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; all reissues, continuations, continuations-in-part or extensions thereof; all petty patents, divisionals, and patents of addition; and all patents to be issued under any such applications, including without limitation the patents and patent applications set forth on Exhibit B attached hereto (collectively, the “Patents”);

(c) All trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and reissues, extensions or renewals thereof, and the entire goodwill of the business of Grantor connected with and symbolized by such trademarks, including without limitation those set forth on Exhibit C attached hereto (collectively, the “Trademarks”);

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

Notwithstanding the foregoing the term “Collateral” shall not include: (a) “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent the granting of a security interest in such “intent to use” trademarks would be contrary to applicable law or (b) any contract, instrument or chattel paper in which Grantor has any right, title or interest if and to the extent such contract, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Grantor therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or chattel paper to enforce any remedy with respect thereto; provided, however, that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such contract, instrument or chattel paper, or (ii) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Collateral” shall include, and Grantor shall be deemed to have granted a security interest in, all its rights, title and interests in and to such contract, instrument or chattel paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Secured Party’s unconditional continuing security interest in and to all rights, title and interests of Grantor in or to any payment obligations or other rights to receive monies due or to become due under any such contract, instrument or chattel paper and in any such monies and other proceeds of such contract, instrument or chattel paper.

2. Covenants and Warranties. Grantor represents, warrants, covenants and agrees as follows:

(a) Grantor is now the sole owner of the Collateral, except for (i) non-exclusive licenses granted by Grantor to its customers in the ordinary course of business and (ii) the rights of the holders of Series X Convertible Preferred Stock of Grantor, as set forth in the Grantor’s Amended and Restated Certificate of Incorporation;

(b) During the term of this Agreement, Grantor will not transfer or otherwise encumber any interest in the Collateral, except for non-exclusive licenses granted by Grantor in the ordinary course of business or as set forth in this Agreement;

(c) To its knowledge, each of the Patents is valid and enforceable, and no part of the Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Collateral violates the rights of any third party;

(d) Grantor shall deliver to Secured Party within thirty (30) days of the last day of each fiscal quarter in which there is a change or update to the reported contents from the previous fiscal quarter, a report signed by Grantor, in form reasonably acceptable to Secured Party, listing any applications or registrations that Grantor has made or filed in respect of any patents, copyrights or trademarks and the status of any outstanding applications or registrations. Grantor shall promptly advise Secured Party of any material change in the composition of the Collateral, including but not limited to any subsequent ownership right of the Grantor in or to any Trademark, Patent or Copyright not specified in this Agreement;

(e) Grantor shall use reasonable commercial efforts to (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights (ii) detect infringements of the Trademarks, Patents and Copyrights and promptly advise Secured Party in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Secured Party, which consent shall not be unreasonably withheld;

(f) Grantor shall apply for registration (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable: (i) those intellectual property rights listed on Exhibits A, B and C hereto within thirty (30) days of the date of this Agreement; and (ii) those additional intellectual property rights developed or acquired by Grantor from time to time in connection with any product or service, prior to the sale or licensing of such product or the rendering of such service to any third party (including without limitation revisions or additions to the intellectual property rights listed on such Exhibits A, B and C), except with respect to such rights that Grantor determines in its sole but reasonable commercial judgment need not be registered to protect its own business interests. Grantor shall, from time to time, execute and file such other instruments, and take such further actions as Secured Party may reasonably request from time to time to perfect or continue the perfection of Secured Party’s interest in the Collateral. Grantor shall give Secured Party notice of all such applications or registrations; and

(g) Grantor shall not enter into any agreement that would materially impair or conflict with Grantor’s obligations hereunder without Secured Party’s prior written consent, which consent shall not be unreasonably withheld. Grantor shall not permit the inclusion in any material contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in Grantor’s rights and interests in any property included within the definition of the Collateral acquired under such contracts.

3. Further Assurances; Attorney in Fact.

(a) On a continuing basis, Grantor will make, execute, acknowledge and deliver, and file and record in the proper filing and recording places in the United States, all such instruments, including appropriate financing and continuation statements and collateral agreements and filings with the United States Patent and Trademark Office and the Register of Copyrights, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by Secured Party, to perfect Secured Party’s security interest in all Copyrights, Patents and Trademarks and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to Secured Party the grant or perfection of a security interest in all Collateral.

(b) Grantor hereby irrevocably appoints Secured Party as Grantor’s attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, from time to time in Secured Party’s discretion, to take any action and to execute any instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including (i) to modify, in its sole discretion, this Agreement without first obtaining Grantor’s approval of or signature to such modification by amending Exhibits A, B and C, hereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Grantor after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Grantor no longer has or claims any right, title or interest, (ii) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Grantor where permitted by law, and (iii) after the occurrence of an Event of Default, to transfer the Collateral into the name of Secured Party or a third party to the extent permitted under the California Uniform Commercial Code.

4. Events of Default. The occurrence of any of the following shall constitute an Event of Default under this Agreement:

(a) An Event of Default under the Loan Agreement; or

(b) Grantor breaches any warranty or agreement made by Grantor in this Agreement and, as to any breach that is capable of cure, Grantor fails to cure such breach within thirty (30) days of the sooner to occur of Grantor’s receipt of notice of such breach from Secured Party or the date on which such breach first becomes known to Grantor.

5. Amendments. This Agreement may be amended only by a written instrument signed by both parties hereto, except for amendments permitted under Section 3 hereof to be made by Secured Party alone.

6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

GRANTOR:

Address of Grantor:	NEUTRAL TANDEM, INC.

2 North LaSalle Street, Suite 1615 Chicago, IL 60602	By:	/s/ Robert Junkroski
Attn: Robert Junkroski, Chief Financial Officer	Name:	Robert Junkroski

	Its:	Chief Financial Officer

SECURED PARTY:

Address of Secured Party:	VENTURE LENDING & LEASING IV, INC.

2010 North First Street, Suite 310 San Jose, CA 95131	By:	/s/ Salvador O. Gutierez
Attn: Chief Financial Officer	Name:	Salvador O. Gutierez

	Its:	President